Exhibit 99.1
Press Release
MedQuist Reports First Quarter 2008 Results
MOUNT LAUREL, NJ – May 12, 2008 – MedQuist Inc. (Pink Sheets: MEDQ.PK), the largest Medical Transcription Service Organization (MTSO) in the world, on Friday, May 9th, filed its Form 10-Q quarterly report with the U.S. Securities and Exchange Commission for the quarter ended March 31, 2008.
Revenue for the first quarter of 2008 was $83.7M compared with $89.1M in the first quarter of 2007. The decrease in revenue of $5.4M or 6% from the prior year period was primarily due to customer losses experienced during the second half of 2007. The operating loss for the quarter increased to a loss of $5.4M compared to a loss of $3.3M in the first quarter of 2007. “Our first quarter results were negatively impacted by increased costs associated with governmental investigations and proceedings and the defense of civil litigation matters. Excluding the cost of the billing investigation and legal proceedings, net, which was $6.4M in the first quarter of 2008 and $1.7M in the first quarter of 2007, our operating profit improved to a profit of $1.0M in the first quarter of 2008 compared to an operating loss of $1.6M in the first quarter of 2007. This improvement reflects the savings from our restructuring efforts in late 2007, as well as, the benefits of our expanded use of speech recognition technology,” said Howard Hoffmann, President and Chief Executive Officer.
Notable 1Q orders included the sale of our #1 rated SpeechQ for Radiology product to one of the largest multi-location hospital systems in the country and a new multi-year, multi-million dollar outsourcing services agreement with one of the country’s largest IDNs.
Cost of revenue declined faster than revenue reflecting both the company’s restructuring efforts and the expanded use of speech recognition technology. “At this point, we have over 40% of our volumes running through DocQspeech on our DocQment Enterprise Platform (DEP). We believe this important tool will help us continue to improve our margins over time,” said Hoffmann.
Selling general and administrative expenses declined $1.6M or 11% to $13.1M in the first quarter of 2008 compared to $14.7M in the first quarter of 2007. This decline reflects the benefits of the restructuring actions taken by the company during the second half of 2007.
Research and development expense increased $.7M or 20% to $4.1M in the first quarter of 2008 compared to $3.4M in the first quarter of 2007. The R&D increase reflects additional cost related to investments in our industry-leading DEP technology.
Cost of Investigation and Legal Proceedings, net, increased to $6.4M in the first quarter of 2008 compared to $1.7M in the first quarter of 2007. In addition to legal expenses, the first quarter of 2008 included a charge of $1.5M related to the proposed settlement of all claims related to the consolidated medical transcriptionists’ putative class action while the first quarter of 2007 included the benefit of $3.5M of insurance recoveries which were exhausted by the first quarter of 2008. These two items generated the increased cost of investigation and legal proceedings in the first quarter of 2008.
In addition to the United States generally accepting accounting principles, or GAAP, results provided throughout this document, MedQuist has provided non-GAAP financial measurements. Management believes that the non-GAAP financial measures used to manage the business may provide users additional useful information. The tables attached to this press release include a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and a description of why the non-GAAP financial measures are useful to investors.
On or about April 21, 2008, MedQuist reached a tentative settlement of all claims related to the consolidated medical transcriptionists’ putative class action lawsuit in exchange for payment by MedQuist of $1.5 million plus certain injunctive relief. The court has been notified of the tentative settlement and the lawsuit has been stayed while the parties continue to negotiate the settlement documentation. The tentative settlement contemplates notice to a settlement class consisting of all medical transcriptionists paid by the line for the period from November 29, 1998 through execution of the settlement agreement and is conditioned on final approval by the court.
Forward-Looking Statements
This report contains forward-looking statement that are based on current expectations, estimates, forecasts and projections about us, the industry in which we operate and other matters, as well as management’s beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects. For example, when we use words such as “projects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “will,” “opportunity,” “potential” or “may,” variations of such words or other words that convey uncertainty of future events or outcomes, we are making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (Securities Act) and Section 21E of the Exchange Act. These statements are only predictions and, as such, are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risk that a settlement is not ever reached in the consolidated medical transcriptionists’ putative class action lawsuit. For a discussion of these risks, uncertainties and assumptions, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of MedQuist’s Annual Report on Form 10-K for the year ended December 31, 2007, entitled “Risk Factors” and discussions of potential risks and uncertainties in MedQuist’s subsequent filings with the Securities and Exchange Commission.
CONTACT: Kathleen Donovan, Chief Financial Officer, MedQuist Inc.
+1-856-206-4000
Web site: http://www.medquist.com

MedQuist Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
Unaudited

	Three months ended
	March 31,
	2008	2007
Net revenues	$83,725	$89,066

Operating costs and expenses:
Cost of revenues	61,258	68,345
Selling, general and administrative	13,095	14,693
Research and development	4,119	3,442
Depreciation	2,928	2,539
Amortization of intangible assets	1,361	1,346
Cost of investigation and legal proceedings, net	6,398	1,741
Restructuring charges	—	256

Total operating costs and expenses	89,159	92,362

Operating loss	(5,434)	(3,296)

Equity in income of affiliated company	16	260
Other income	438	—
Interest income, net	1,288	2,102

Loss before income taxes	(3,692)	(934)

Income tax provision	725	952

Net loss	$(4,417)	$(1,886)

Net loss per share:
Basic	$(0.12)	$(0.05)

Diluted	$(0.12)	$(0.05)

Weighted average shares outstanding:
Basic	37,544	37,484

Diluted	37,544	37,484

MedQuist Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$152,711	$161,582
Accounts receivable, net of allowance of $4,168 and $4,359, respectively	52,124	48,725
Income tax receivable	737	815
Other current assets	8,109	7,920

Total current assets	213,681	219,042

Property and equipment, net of accumulated depreciation of $41,184 and $38,772, respectively	20,197	21,366
Goodwill	125,365	125,505
Other intangible assets, net of accumulated amortization of $43,234 and $45,209, respectively	41,721	42,262
Deferred income taxes	2,714	2,712
Other assets	6,830	6,885

Total assets	$410,508	$417,772

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$10,204	$12,754
Accrued expenses	18,492	18,989
Accrued compensation	13,815	14,826
Customer accommodation and quantification	17,596	18,459
Deferred income tax liability — current	4,783	4,783
Deferred revenue	17,486	16,023

Total current liabilities	82,376	85,834

Deferred income taxes	15,862	15,151

Other non-current liabilities	2,055	2,143

Shareholders’ equity:
Common stock — no par value; authorized 60,000 shares; 37,544 and 37,544 shares issued and outstanding, respectively	236,504	236,412
Retained earnings	68,459	72,876
Accumulated other comprehensive income	5,252	5,356

Total shareholders’ equity	310,215	314,644

Total liabilities and shareholders’ equity	$410,508	$417,772

MedQuist Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
Unaudited

	Three months ended
	March 31,
	2008	2007
Operating activities:
Net loss	$(4,417)	$(1,886)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	4,289	3,885
Equity in income of affiliated company	(16)	(260)
Deferred income tax provision	719	710
Stock option expense	92	83
Provision for doubtful accounts	263	1,418
Asset writeoff charges	26	51
Changes in operating assets and liabilities excluding effects of acquisitions:
Accounts receivable	(3,700)	(347)
Income tax receivable	78	(91)
Insurance receivable	—	(2,619)
Other current assets	(189)	58
Other non-current assets	70	(39)
Accounts payable	(2,773)	805
Accrued expenses	(746)	(1,337)
Accrued compensation	(999)	409
Customer accommodation and quantification	(459)	(2,046)
Deferred revenue	1,441	(628)
Other non-current liabilities	(70)	1,930

Net cash (used in) provided by operating activities	$(6,391)	$96

Investing activities:
Purchase of property and equipment	(1,837)	(1,889)
Capitalized software	(611)	(217)

Net cash used in investing activities	(2,448)	(2,106)

Financing activities:
Net cash provided financing activities	—	—

Effect of exchange rate changes	(32)	7

Net decrease in cash and cash equivalents	(8,871)	(2,003)

Cash and cash equivalents — beginning of period	161,582	175,412

Cash and cash equivalents — end of period	$152,711	$173,409

Supplemental cash flow information:

Cash paid for income taxes	$95	$93

Accommodation payments paid with credits	$404	$689

MedQuist Inc. and Subsidiaries
Reconciliation of GAAP financial measures to the aforementioned non-GAAP financial measures
(In thousands, except per share amounts)
Unaudited

	Three months ended
	March 31,
	2008	2007
GAAP Operating (Loss)	$(5,434)	$(3,296)

Add: Cost of investigation and legal proceedings, net	6,398	1,741

Non-GAAP Operating Profit (Loss), excluding Cost of investigation and legal proceedings, net	$964	$(1,555)